Exhibit 99.1

New York Mortgage Trust Arranges
Three Year Repo Financing Secured by Multifamily CMBS

NEW YORK, NY – November 28, 2012 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT” or the “Company”) announced today its entry, through a wholly-owned subsidiary, into a master repurchase agreement with a three-year term for the purpose of financing certain commercial mortgage-backed securities collateralized by multifamily mortgage loans owned by the Company (“Multifamily CMBS”). The Company received gross cash proceeds of approximately $52 million before deducting expenses associated with the transaction.

Steven R. Mumma, the Company’s Chief Executive Officer and President, commented: “The Company is pleased with its completion of a structured financing of certain of its Freddie Mac K-Series securities.  Similar to the Company’s CMBS re-securitization transaction in May 2012, this financing will reduce our reliance on short term borrowings and working capital to fund these assets, thereby freeing up capital for additional investments. We believe that this transaction, coupled with the May 2012 re-securitization, continue to demonstrate our ability to source new financing outlets that should result in reduced financing risks to the Company, while also enhancing the Company’s returns on these assets.”

Pursuant to the terms of the master repurchase agreement, RB Commercial Mortgage LLC (the “Seller”), a wholly-owned subsidiary of NYMT, transferred Multifamily CMBS having an estimated aggregate market value of approximately $116 million to New York Mortgage Securitization Trust 2012-1 (the “Issuer”), a special purpose entity, in exchange for the proceeds set forth above. The proceeds of the transaction to NYMT were generated from the Issuer’s concurrent private placement of $52 million of notes pursuant to an indenture (the “Notes”).

The Notes bear interest that is payable monthly at a per annum rate equal to one-month LIBOR plus 6.50%. The Notes and the financing under the master repurchase agreement are scheduled to mature in November 2015, at which time the Issuer will transfer the Multifamily CMBS serving as collateral back to the Seller in exchange for the outstanding financing at maturity under the master repurchase agreement. All income received on the Multifamily CMBS during the term of the master repurchase agreement will be applied to pay any price differential and to reduce the aggregate repurchase price of the collateral under the master repurchase agreement. In connection with the transaction, NYMT agreed to guarantee the due and punctual payment of the Seller’s obligations under the master repurchase agreement.

The Multifamily CMBS serving as collateral under the master repurchase agreement are comprised of securities issued from four separate Freddie Mac-sponsored Multifamily K-Series Securitizations, including a first loss floating rate security acquired by the Company in October 2012 and the first loss principal only securities and certain interest only securities acquired by the Company in November 2012. The Company expects to use the net proceeds from this transaction for general corporate purposes, including funding new investments in accordance with its investment strategy or to repay indebtedness.

The Notes were privately placed with a qualified institutional buyer in a transaction qualifying for resale under Rule 144A.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company invests in mortgage-related and financial assets and targets multi-family CMBS and Agency RMBS, including Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans.

Forward-Looking Statements
When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. These risks and uncertainties and other factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

AT THE COMPANY

Steven R. Mumma,
Chief Executive Officer and President
Phone:  212-792-0109
Email: smumma@nymtrust.com